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                                                                    Exhibit 3
                         1994 RELIANCE ELECTRIC COMPANY
                       EXECUTIVE LONG TERM INCENTIVE PLAN
                          EFFECTIVE JANUARY 1, 1994
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                                    CONTENTS

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Article 1.    Definitions................................................................    1
Article 2.    Establishment, Purpose and Duration........................................    2
Article 3.    Administration.............................................................    3
Article 4.    Maximum Award Payouts......................................................    3
Article 5.    Eligibility and Participation..............................................    4
Article 6.    Grant of Awards............................................................    4
Article 7.    Beneficiary Designation....................................................    5
Article 8.    Change in Control..........................................................    6
Article 9.    Amendment, Modification, and Termination...................................    6
Article 10.   Withholding................................................................    6
Article 11.   Indemnification............................................................    6
Article 12.   Successors.................................................................    7
Article 13.   Miscellaneous..............................................................    7

                               LIST OF APPENDICES

                        Appendix A -- Performance Goals
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                         1994 RELIANCE ELECTRIC COMPANY
                       EXECUTIVE LONG TERM INCENTIVE PLAN

ARTICLE 1.  DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings set forth below:

          (a) "Award" means the right to receive an Award Payout upon achievement of the applicable Performance Goals during the applicable Performance Period.

          (b) "Award Agreement" means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to an Award.

          (c) "Award Payout" means payment of an amount equal to a percentage (as determined by the Committee) of Participant's base salary on the last day of the applicable Performance Period.

          (d) "Board of Directors" means the Board of Directors of the Company.

          (e) "Change in Control" shall be deemed to have occurred upon:

             (i) The acquisition of beneficial ownership of thirty percent (30%) of the Company's Shares by a person or group of persons under common control unless such acquisition is approved by the Board of Directors; or

             (ii) A change in the membership of the Board of Directors at any time during any twelve (12) month period such that, following such change, at least thirty percent (30%) of the members of the Board of Directors were not members of the Board of Directors at the start of such twelve (12) month period but only if the election of such new members of the Board of Directors was not approved by at least three-quarters ( 3/4) of the Directors who were either sitting at the beginning of such twelve (12) month period or elected to the Board of Directors during such twelve (12) month period with the approval of three-quarters ( 3/4) of the Directors who were sitting at the beginning of such twelve (12) month period.

          (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (g) "Committee" means the committee designated to administer the Plan in accordance with Article 3 herein.

          (h) "Company" means Reliance Electric Company, a Delaware corporation, or any successor thereto.

          (i) "Director" means any individual who is a member of the Board of Directors.

          (j) "Disability" shall have the meaning ascribed to such term in the Reliance Electric Company Long Term Disability Plan.

          (k) "Effective Date" shall mean January 1, 1994, subject to ratification by an affirmative vote of a majority of Shares entitled to vote thereon.

          (l) "Employee" means any person who is employed by the Company or any of the Company's Subsidiaries. Directors who are otherwise employed by the Company or a Subsidi-
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     ary of the Company shall be considered Employees under this Plan. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

          (m) "Exchange Act"' means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

          (n) "Fair Market Value" shall mean (a) if the Shares are listed on a nationally recognized stock exchange or the NASDAQ National Market System, the closing price of the Shares on the date the fair market value of the Shares is being determined, or (b) in all other circumstances, the value determined by the Committee after obtaining an appraisal by one or more independent appraisers meeting the requirements of regulations issued under
     Section 170(a)(1) of the Code.

          (o) "Insider" shall mean an Employee who is, on the relevant date, subject to Section 16, or any successor thereto, of the Exchange Act.

          (p) "Participant" means an Employee who has been granted an Award.

          (q) "Performance Goals" means the levels of performance of the Company that must be met during the Performance Period to trigger an Award Payout, as determined by the Committee prior to commencement of the applicable Performance Period (except for the Performance Goals for the initial Performance Period which shall be determined by the Committee prior to April 1, 1994). The material terms of the Performance Goals set forth in Appendix A, attached hereto and incorporated herein, are for the initial Performance Period and all subsequent Performance Periods unless changed by the Committee as provided under Section 3.2 herein.

          (r) "Performance Period" means a three (3) year period of time (or such other period of time as determined by the Committee provided that with respect to Insiders the period may not be less than six (6) months) during which the Performance Goals shall be measured. The initial Performance Period shall be January 1, 1994 through December 31, 1996.

          (s) "Plan" means the Reliance Electric Company Executive Long Term Incentive Plan.

          (t) "Retirement" shall mean a Participant's retirement under either the early retirement or normal retirement provisions of the Reliance Electric Company Retirement Plan, or any successor thereto.

          (u) "Shares" means the shares of the $.01 par value Class A common stock of the Company.

          (v) "Share Equivalent" means the cash paid by the Company as an Award Payout divided by the Fair Market Value of a Share on the date of such Award Payout.

          (w) "Subsidiary" means any corporation, at least fifty percent (50%) of the common stock of which is owned directly or indirectly by the Company.

ARTICLE 2.  ESTABLISHMENT, PURPOSE, AND DURATION

     2.1 Establishment of the Plan. The Company hereby establishes the Plan as set forth herein.

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     2.2  Purpose of the Plan.  The purpose of the Plan is to promote the success and enhance the value of the Company by more closely linking the personal interests of Participants to those of Company shareholders, and by providing Participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent.

     2.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect until the later of December 31, 1998 or the date the last Award Payout is made by the Company. In no event shall the Company grant any Award(s) after December 31, 1998.

ARTICLE 3.  ADMINISTRATION

     3.1 The Committee. The Plan shall be administered by a Committee appointed by the Board of Directors consisting of not less than three (3) Directors, including but not limited to the Compensation Committee of the Board of Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall be comprised solely of Directors who qualify as "outside directors" under
Section 162(m) of the Code and who are eligible to administer the Plan pursuant to Rule 16b-3(c)(2), or any successor thereto, under the Exchange Act. If for any reason the Committee does not meet the requirements of Section 162(m) of the Code or Rule 16b-3(c)(2) of the Exchange Act, the Board of Directors may appoint a new Committee so as to comply with such requirements.

     3.2 Authority of the Committee. The Committee shall have full power, except as limited by law or by the Certificate of Incorporation or Bylaws of the Company and subject to the provisions herein, to determine the size and types of Awards and Award Payouts; to determine the Performance Goals, Performance Periods and other applicable terms and conditions of such Awards and Award Payouts in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and to amend the terms and conditions of any outstanding Awards to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. To the extent the Committee changes a material term of the Performance Goals after such Performance Goals have been approved by the shareholders, such material terms of the Performance Goals must be disclosed and reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the Performance Goals. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

     3.3 Decisions Binding. Subject to the provisions of the Plan, all determinations and decisions made by the Committee and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.  MAXIMUM AWARD PAYOUTS

     4.1  Shares and Share Equivalents.  Subject to adjustment as provided in
Section 4.2 herein, the maximum number of Shares and Share Equivalents used for Award Payouts shall not exceed

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five-hundred thousand (500,000). The maximum number of Shares available is two hundred fifty thousand (250,000), constituting approximately eight-tenths of a percent (0.8%) of the Company's outstanding Shares as of the Effective Date. These Shares may be either authorized but unissued or reacquired Shares. Notwithstanding any other provision of the Plan, no Award Payout will be made after the total of all Award Payouts equals 500,000 Shares and Share Equivalents.

     4.2 Adjustments to Maximum Shares and Share Equivalents. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the maximum number of Shares and Share Equivalents available for Award Payouts under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of Shares attributable to any Award Payout shall always be a whole number.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

     5.1 Eligibility. All full-time, active management-exempt (as determined in accordance with the Company's compensation classification system) Employees are eligible to be selected by the Committee to receive Awards under the Plan. No Employee shall have a right to be selected to receive an Award, or, having been so selected, to be selected to receive future Awards.

     5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.  GRANT OF AWARDS

     6.1 Grant of Awards. An Award may be granted to any eligible Employee at anytime and from time to time, as shall be determined by the Committee prior to commencement of the applicable Performance Period (except for Awards applicable to the initial Performance Period which shall be granted by the Committee not later than April 1, 1994, subject to shareholder ratification of the Plan). The Committee shall have complete discretion in determining the nature and amount of each Award, as well as those eligible Employees who are selected to receive an Award; provided, however, that the maximum number of Shares and Share Equivalents which may be paid or payable to a single Participant during the term of the Plan is seventy-five thousand (75,000), representing fifteen percent (15%) of the total of Shares and Share Equivalents available under the Plan as of the Effective Date.

     6.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the Award Payout, the Performance Period, the Performance Goals and such other provisions as the Committee shall determine.

     6.3 Earning of Award Payout. After the applicable Performance Period has ended, a Participant shall be entitled to receive the Award Payout to the extent the Performance Goals have been met.

     6.4 Form and Timing of Award Payout. Within sixty (60) calendar days following the close of the applicable Performance Period, the Committee shall certify in writing whether the Performance Goals for the applicable Performance Period have been met. The Award Payout, if any, resulting

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from the achievement of the Performance Goals during such Performance Period shall be made by the Company to a Participant within thirty (30) calendar days following the date of such written certification by the Committee. Not less than fifty percent (50%) of the value of the Award Payout shall be paid in cash. The remaining fifty percent (50%) of the value of the Award Payout may be paid in cash or Shares, in the sole discretion of the Committee.

     6.5 Restrictions on Transfers of Shares. All Shares issued to a Participant under this Plan shall not be transferable by the Participant for two
(2) years from the date of issuance. Notwithstanding the preceding sentence, a Participant may, at any time during the two (2) year restriction period, transfer such Shares to a trust for the benefit of a Participant or his spouse, children or grandchildren, provided the Shares transferred to such trust shall continue to be subject to the restrictions on transfer set forth in this Section
6.5. Further, a Participant may, at any time during the two (2) year restriction period, request in writing that the Committee authorize the lapse of restrictions on transfer of the Shares if (i) the Participant's employment with the Company or any Subsidiary of the Company has been voluntarily or involuntarily terminated, or (ii) the Participant has an unusual financial hardship. The Committee may, in its sole discretion, agree to allow a lapse of the restrictions for all or any portion of the Shares held by the Participant.

     6.6 Termination of Employment Due to Death, Disability, or Retirement. In the event the employment of a Participant is terminated by reason of death, Disability or Retirement during a Performance Period, the Participant shall receive a prorated Award Payout. The prorated Award Payout shall be based upon the length of time that the Participant held the Award during the Performance Period, and the achievement of the Performance Goals during the Performance Period.

     Any Award Payout pursuant to this Section 6.6 shall be made at the same time as all other Award Payouts are made to Participants who did not terminate employment during the applicable Performance Period.

     6.7 Termination of Employment for Other Reasons. In the event that a Participant's employment terminates for any reason other than those reasons set forth in Section 6.6 above, any outstanding Award shall be cancelled as of the date of termination. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

     6.8 Nontransferability. Any Award or Award Payout may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant or any other person, voluntarily or involuntarily, other than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a Qualified Domestic Relations Order as provided for in Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended. Further, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

ARTICLE 7.  BENEFICIARY DESIGNATION

     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) who will succeed to the Participant's rights hereunder in the event of the Participant's death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be

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effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

     The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

ARTICLE 8.  CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, unless otherwise specifically prohibited by the terms of Section 13 herein:

          (a) The Award Payout attainable under any outstanding Award shall be deemed to have been fully earned for the entire Performance Period as of the effective date of the Change in Control, and there shall be paid out in cash to Participants within thirty (30) days following the effective date of the Change in Control the full amount of such Award Payout as would have been paid if the Performance Period had elapsed as of such effective date of the Change in Control and the Performance Goals had been achieved; and

          (b) Subject to Article 9 herein, the Committee shall have the authority to make any modifications to the Awards deemed by the Committee to be appropriate before the effective date of the Change in Control.

ARTICLE 9.  AMENDMENT, MODIFICATION, AND TERMINATION

     9.1 Amendment, Modification, and Termination. The Board of Directors may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

     9.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

ARTICLE 10.  WITHHOLDING

     The Company shall have the power and the right to deduct and withhold from the Award Payouts or any other compensation due the Participant from the Company, or require a Participant to remit to the Company in such form as requested by the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan.

ARTICLE 11.  INDEMNIFICATION

     Each person who is or shall have been a member of the Committee, or of the Board of Directors, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or

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in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 12.  SUCCESSORS

     All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 13.  MISCELLANEOUS

     13.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

     13.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     13.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     13.4 Requirements of Law. The granting of Awards, the payment of Award Payouts and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act any "derivative security" or "equity security" granted pursuant to the Plan to any Insider may not be sold or transferred for at least six (6) months after the date of grant of such Award. The terms "equity security" and "derivative security" shall have the meanings ascribed to them in the then-current Rule 16(a) under the Exchange Act.

     13.5 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     13.6 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

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                                   APPENDIX A

     The Performance Goals for the Performance Periods shall be based on the measures return on capital employed and earnings growth.

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